Exhibit 10.3

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of September ____, 2016 (the “Second Amendment Effective Date”), by and between BINYAN REALTY LP (“Landlord”), and PRIORITY FULFILLMENT SERVICES, INC., a Delaware corporation (“Tenant”).

RECITALS:

A.Tenant and Landlord executed that certain Office Lease Agreement dated as of December 5, 2011 (the “Original Lease”), for space in the office building commonly known as Renaissance Tower, located at 1201 Elm Street, Dallas, Texas (the “Building”), such space containing 78,060 square feet of Agreed Rentable Area as same is more particularly described in the Original Lease (the “Existing Premises”).

B.The Original Lease was amended by that certain First Amendment to Lease dated as of January 31, 2014 (the “First Amendment”).  The Original Lease as amended by the First Amendment is referred to herein as the “Lease.”

C.Tenant and Landlord desire to further amend the Lease as set forth below.  Unless otherwise expressly provided herein, capitalized terms used herein shall have the same meanings as designated in the Lease.

AGREEMENT:

In consideration of the mutual covenants and agreements contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby amend and modify the Lease as follows:

1.Special Relocation Right.  Landlord shall have the one-time right to relocate the Existing Premises to the Relocation Premises effective as of the Relocation Effective Date pursuant to the terms set forth in this Section (such right referred to herein as the “Special Relocation Right”).

A.The term “Relocation Premises” as used herein shall mean two (2) contiguous full floors in the Building and additional space on a floor contiguous thereto, such additional space containing a minimum of 15,000 square feet of Agreed Rentable Area and a maximum of 16,156 square feet of Agreed Rentable Area, which shall be as determined by Landlord; provided, however, that Tenant shall be able to access the entire Relocation Premises from the same elevator bank.  The term “Relocation Effective Date” as used herein shall mean the date selected by Landlord as the date on which the relocation of the Existing Premises to the Relocation Premises shall be effective (but in no event prior to the date on which Landlord has delivered the Relocation Premises to Tenant in accordance with this Agreement); provided, however, that the Relocation Effective Date must occur during one of the following periods: (i) after January 31, 2017, but no later than September 1, 2017; or (ii) after January 31, 2018, but no later than September 1, 2018.

B.Any election by Landlord to exercise the Special Relocation Right must be made by written notice to Tenant given at least 180 days prior to the Relocation Effective Date.  Such notice shall specify the location of the Relocation Premises and the Agreed Rentable Area thereof.

C.Landlord shall, at Landlord’s sole cost and expense, construct leasehold improvements, including but not limited to necessary mechanical, electrical, plumbing, ventilation, cabling and wiring, Dedicated Riser, and data center infrastructure, in the Relocation Premises to substantially the same configuration and level of finish as currently contained in the Existing Premises (and shall additionally make such improvements as reasonably required so that the restrooms on the floors on which the Relocation Premises are located are substantially consistent with the restrooms on the 3rd and 4th floors, as presently

Exhibit 10.3

configured).  Landlord shall substantially complete all such improvements at least fifteen (15) days prior to the Relocation Effective Date.  In the event Landlord fails to substantially complete all such improvements (which for purposes hereof shall be deemed to have occurred only after Landlord has obtained a certificate of occupancy for the Relocation Premises to the extent required by applicable law, and if so required, Landlord agrees to utilize an “expeditor” to assist in obtaining same) by such date, the Relocation Effective Date shall be extended to the 15th day after such improvements are substantially completed as Tenant’s sole remedy for such failure (provided that if such extended date falls between September 2 and January 31 of any applicable year, then the Relocation Effective Date shall be extended to the following February 1).

D.Upon receipt of the building permit from the City of Dallas for the construction of improvements in the Relocation Premises, but not later than 90 days prior to the Relocation Effective Date, Tenant shall be granted access to begin improvements specific to the data center portion of the Relocation Premises.  Tenant shall be granted access to the Relocation Premises at least thirty (30) days prior to the Relocation Effective Date to conduct a staged move from the Existing Premises.  Any access to the Relocation Premises pursuant to this paragraph shall (i) be in accordance with Building Rules and Regulations, (ii) not interfere with any remaining construction work, and (iii) be subject to all terms and conditions of the Lease applicable to the Premises (including insurance requirements), excluding, however, any obligation to pay Basic Rent or Additional Rent with respect to the Relocation Premises prior to the Relocation Effective Date.

E.Effective as of the Relocation Effective Date, (i) the term “Premises” as used in the Lease shall mean the Relocation Premises, (ii) the “Agreed Rentable Area of the Premises” shall mean the Agreed Rentable Area of the Relocation Premises, and (iii) Basic Rent shall be payable at the rates specified in the Basic Rent schedule set forth in Item 3 of the Basic Lease Provisions, on per square foot basis based on the Agreed Rentable Area of the Premises.

F.Within thirty (30) days after the Relocation Effective Date, Tenant shall peaceably surrender the Existing Premises to Landlord in a condition as required for redelivery of space under the Lease.  Any property not removed as required shall be conclusively presumed to have been abandoned by Tenant and Landlord may, at its option, take over possession of such property and either (x) declare the same to be the property of Landlord by written notice to Tenant, or (y)  at the sole cost and expense of Tenant (not to exceed the actual, reasonable out-of-pocket cost to Landlord), remove and store and/or dispose of the same or any part thereof in any manner that Landlord shall choose without incurring liability to Tenant or any other person.  As of the Relocation Effective Date, Tenant shall have paid any and all rental and other amounts owed to Landlord with respect to the Existing Premises.  If Tenant fails to surrender the Existing Premises to Landlord in accordance with the Lease as amended by this Amendment, then Tenant shall pay, as additional Rent, Basic Rent and Additional Rent attributable to the Existing Premises on a “holdover” basis, as calculated in accordance with Section 1.4 of the Lease, from the 31st day after the Relocation Effective Date until the date of surrender (provided that payment of such holdover Rent shall not relieve Tenant of its obligation to surrender the Existing Premises in accordance with this paragraph).

G.Landlord shall pay all actual and reasonable, out-of-pocket expenses incurred by Tenant in moving to the Relocation Premises from the Existing Premises (inclusive of Tenant’s costs to relocate its furniture and equipment, including its data center (including reasonable redundant security expenses incurred in connection with moving same, but not to exceed 110% of the cost for the same level of service if provided by a vendor selected by Landlord) and other “above standard” equipment, and to install data and telephone cabling required for Tenant’s business operations), subject to Landlord’s receipt of reasonable evidence reflecting the expenses so incurred by Tenant. Amounts payable pursuant to this Section shall be made by Landlord within 60 days after Tenant submits a written request therefor together with the required supporting documentation.

Exhibit 10.3

H.Upon any election by Landlord to exercise the Special Relocation Right, Rider 3 to the Original Lease shall be modified as follows: (i) the term “Refusal Space” shall mean a contiguous full floor in the Building, as designated by Landlord (provided that Tenant’s rights with respect to such Refusal Space shall be subject and subordinate to the then-existing rights of other Building tenants as to such space, as well as Landlord’s right to renew any tenant then occupying such space), and (ii) the first sentence of Section 3 of such Rider shall be modified by replacing the phrase “the last day of the 66th Lease Month” with “October 1, 2021”.

I.Upon Landlord’s request, Tenant shall execute an amendment to the Lease, in reasonable form as prepared by Landlord, evidencing the relocation of the Existing Premises and the terms thereof.

J.Notwithstanding anything to the contrary set forth herein, in the event that Landlord relocates Tenant’s entire Premises pursuant to Section 15.20 of the Lease, Landlord shall be obligated to simultaneously relocate the premises that Tenant leases from the Landlord pursuant to that certain Office Lease Agreement [Seasonal Space], by and between Tenant and Landlord, dated as of December 5, 2011, as amended by that certain First Amendment to Lease and Lease Reinstatement, dated on or about the date hereof, to the balance of any partial floor on which the Premises are so relocated.

2.Fully Sprinklered Building.  Landlord has obtained a variance from the City of Dallas enabling Tenant to utilize a population density within the Premises that will not be limited by any lack of sprinklers within the Building (the “City Variance”).  The City Variance allows Tenant to utilize a population density within the Premises up to the maximum density allowed by applicable Law (and the restriction for Tenant’s population density not to exceed one person per 75 useable square feet as set forth in Section 4.101 of the Lease shall be inapplicable).  In the event the City Variance is hereafter rescinded, Landlord shall use commercially reasonable efforts to procure a reissued variance from the City of Dallas (or obtain an equivalency letter or other similar approval) that will permit Tenant to utilize a population density within the Premises that will not be limited by any lack of sprinklers within the Building, and if Landlord fails to obtain same within 90 days after the City Variance is rescinded, then Landlord will immediately commence installation of fire protection equipment so the building will be considered fully sprinklered and will diligently pursue such installation until completion.  If any rescission of the City Variance precludes Tenant from utilizing the population density within the Premises maintained immediately prior to such rescission, then Landlord shall provide Tenant with temporary space in the Building sufficient to accommodate any persons displaced by the reduction in permitted density (provided that the use of such temporary space shall be subject to all terms and conditions of the Lease applicable to the Premises, excluding, however, any obligation to pay Basic Rent or Additional Rent with respect to such temporary space), and Landlord shall further pay all actual and reasonable, out-of-pocket expenses incurred by Tenant in moving to such temporary space (inclusive of Tenant’s costs to relocate its furniture and equipment), subject to Landlord’s receipt of reasonable evidence reflecting the expenses so incurred by Tenant.

3.Inapplicable Riders.  Riders 2, 4 and 5 to the Original Lease are hereby deleted in their entirety.

4.OFAC Certification.  Tenant hereby represents and warrants to Landlord that neither Tenant nor any of its respective officers, directors, shareholders, partners, members or affiliates is or will be an entity or person: (i) that is listed in the annex to, or is otherwise subject to the provisions of, EO 13224; (ii) whose name appears on OFAC’s most current OFAC List (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above.

5.Addresses for Notice.  Landlord’s address for notices under the Lease shall be as follows:

1201 Elm Street

Suite 101

Exhibit 10.3

Dallas, TX  75270

Attention:  Property Manager

and

c/o The Moinian Group

3 Columbus Circle, Suite 2300

New York, NY 10019

Attn:  Harry Dreizen, Esq.

with a copy to:

Jackson Walker L.L.P.

2323 Ross Avenue, Suite 600

Dallas, Texas  75201

Attn: Wayne F. Malecha

6.Binding Effect.  This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant.  This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter.  Tenant has not relied on any warranties, representations or promises made by Landlord or Landlord’s agents (express or implied) with respect to the Premises, the Building or the Property (including, without limitation, the condition, use or suitability of the Premises, the Building or the Property) that are not expressly set forth in the Lease as amended hereby.  This Amendment may be executed in multiple counterparts, and each counterpart when fully executed and delivered shall constitute an original instrument, and all such multiple counterparts shall constitute but one and the same instrument.  As modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns. Tenant hereby confirms that Landlord has fully performed all of its obligations under the Lease and agrees that as of the date hereof, there is no defense, setoff or counterclaim against Landlord or otherwise affecting Tenant’s obligations under the Lease.  Other than as may be expressly provided in this Amendment, there are no outstanding allowances or credits that remain owing to Tenant under the Lease.

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Exhibit 10.3

EXECUTED as of the day and year first above written.

LANDLORD:

BINYAN REALTY LP, a Delaware limited partnership

By:	Binyan Realty GP, LLC, a Delaware limited liability company, its general partner

By:

Name:

Title:

TENANT:

PRIORITY FULFILLMENT SERVICES, INC., a Delaware corporation

By:

Name:

Title:

Exhibit 10.3

GUARANTOR CONSENT

The undersigned consents to the terms and conditions of this Amendment and the execution hereof, and acknowledges and agrees that (i) that certain Lease Guaranty dated as of December 5, 2011 and guaranteeing the obligations of Tenant under the Lease (the “Guaranty”), continues in full force and effect with regard to the Lease as modified by this Amendment, and (ii) the execution of this Amendment shall in no way diminish the liability of the undersigned under the Guaranty nor impair or affect the enforceability thereof against the undersigned.

GUARANTOR:

PFSweb, Inc.,
a Delaware corporation

By:_________________________
Name:_________________________

Title:_________________________